Exhibit 10.2
September 6, 2019

Mr. George Zoghbi:

I am very pleased to confirm your continued employment with the Kraft Heinz Company (“Kraft Heinz” or the “Company”) as Advisor to Kraft Heinz’s Chief Executive Officer, effective July 1, 2019 (“Effective Date”). This letter supersedes the December 16, 2016 Offer Letter and all other understandings or instruments regarding the subject hereof and sets forth the terms and conditions of your current employment relationship with the Company.

Annual Base Salary
As of the Effective Date, you will convert from full-time to part-time employment status, and will be paid a base salary at the rate of $400,000 USD per annum (“Annual Base Salary”), payable in periodic installments according to the Company’s normal payroll practice. Your Annual Base Salary will be subject to periodic review by the Company.

Equity Incentive
You will be eligible for a one-time discretionary Kraft Heinz stock option award of 200,000 shares to be issued at the end of the current black-out period on the company designated Grant Date or August 15, 2019, whichever occurs later, based on the closing price for Kraft Heinz stock on that date. The terms and conditions of this Award will be outlined in the award agreement that you will receive on or shortly after the Grant Date.

In addition, and subject to your continued service with Kraft Heinz through December 31, 2019, you will remain eligible for 100% of the Restricted Stock Units that you were granted on January 1, 2017, pursuant to the applicable Award Agreement and the Company’s 2016 Omnibus Incentive Plan.

Board of Directors Compensation
You will be eligible for an annual equity grant of Restricted Stock Units with a $125,000 USD nominal value, to be issued after each Annual Stockholders meeting in each year of your continued service pursuant to this Agreement. You also will be eligible for an annual cash retainer of $110,000 USD, to be paid quarterly in arrears, deferred quarterly and invested or converted to deferred Kraft Heinz shares annually in arrears, to be determined by the Head of Global Rewards and to be separately confirmed by your election.

Other Benefits
Your offer includes the Company’s comprehensive benefits package available to part-time similarly situated salaried employees (except that you will not participate in the Company’s severance plans or programs). The benefits provided to you hereunder are subject to the specific terms of each plan as set forth in the governing plan documents, as may be amended or terminated from time to time.

Separation from the Company
You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. Your employment with the Company hereunder shall terminate upon the earliest to occur of (i) your death, (ii) an involuntary termination by the Company with or without cause, in either case to be effective immediately upon delivery of reasonable notice to you, (iii) a voluntary resignation by you with or without good reason, upon delivery of reasonable notice to the Company, or (iv) the three-year anniversary of the Effective Date. If the Company involuntarily terminates your employment prior to the three-year anniversary of the Effective Date (July 1, 2022), you will receive a lump sum payment (less applicable deductions) equal to the pay you would have received had you remained employed through the three-year anniversary of the Effective Date. Except as required by law or as otherwise set forth expressly herein, your participation in, and eligibility for participation in, the benefit plans and programs of the Company shall cease as of the effective date of any termination of employment with the Company.

Non-Competition and Non-Solicitation Obligations
By signing below, you acknowledge and agree that the services to be rendered by you to the Company will be of a special character having a unique value to the Company, and that, as a result of your new role and position within the Company, you will be given access to (i) some of the Company’s most sensitive and valuable Company Confidential Information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to the Company employees, and/or (vii) and other matters of which you would not otherwise know and that is not otherwise readily available.

Therefore, in consideration for the role being offered to you and the salary, benefits and incentives you will receive, each of which you agree is sufficient consideration for your assent to these covenants, by signing below, you agree that, during your employment and for a period of twelve (12) months following the termination of your employment with the Company for any reason, including termination by the Company with or without cause, you will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, directly or indirectly:

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Engage in any business or other activities with any person or entity about which you gained access to confidential information through your performance of services for the Company, or which are in the same line or lines of business as the Company in the consumer packaged food and beverage industry (“Competitive Business”) anywhere within North America (the “Restricted Territory”).

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Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer about which you had access to confidential information by virtue of your employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which you had access to confidential information by virtue of your employment with the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.

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Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within six (6) months prior to, your termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, or client of the Company, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.

We are excited about your continued role with the Company!

If you have any question regarding this Offer Letter, please do not hesitate to contact me.

Sincerely,

Shirley Weinstein
Global Head of Rewards

By my signature below I confirm that I understand and agree to the terms and conditions of employment as outlined above.

/s/ George Zoghbi            September 8, 2019
George Zoghbi                Date